Cypress Bioscience, Inc. Announces First Quarter 2009 Financial Results

SAN DIEGO, CA -- (Marketwire - May 11, 2009) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the first quarter of 2009. For the quarter ended March 31, 2009, the Company reported a net loss of $9.2 million or $0.24 per share compared to a net loss of $2.9 million or $0.08 per share for the same period in 2008. At March 31, 2009, the Company had cash, cash equivalents and investments totaling $160.4 million.

The Company reported revenues of $7.9 million for the quarter ended March 31, 2009 compared to revenues of $14.2 million for the same period in 2008. Revenues included $6.5 million and $3.2 million in the 2009 and 2008 quarters, respectively, as reimbursement for clinical trial costs from Forest Laboratories. Additionally, in 2008, we received a $10.0 million milestone payment from Forest upon acceptance by the FDA of our New Drug Application (NDA) for Savella.

Total operating expenses for the quarter ended March 31, 2009 were $17.7 million compared to $18.8 million for the same period in 2008. Excluding a $12.6 million charge in 2008 for in-process research and development in connection with our acquisition of Proprius, the increase in operating expenses in 2009 was primarily due to costs associated with building our sales force, marketing costs incurred in connection with our personalized medicine services business and increased research and development costs. Research and development costs in 2009 included a $3.0 million milestone payment to a licensor, Pierre Fabre, upon our NDA approval and a $2.0 million payment in connection with an asset purchase transaction for a technology to diagnose and monitor Lupus.

Recent Highlights:

--  On January 14, 2009, the Company, along with its collaboration partner, Forest Laboratories, announced that Savella™ (milnacipran HCl)
    was approved by the FDA for the management of fibromyalgia.  In connection with this approval, the Company received a $25.0 million milestone payment from Forest Laboratories, which is being amortized over the remaining patent life for Savella.
--  In April 2009, Savella was shipped to wholesalers and became available in pharmacies.

About Cypress Bioscience, Inc.

Cypress Bioscience, Inc. provides therapeutics and personalized medicine services, facilitating improved and individualized patient care. Cypress addresses the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. This approach to improving patient care creates a unique partnership with physicians. Current products include Savella™ (milnacipran HCl) and the Avise PG(SM) and Avise MCV(SM) therapeutic monitoring, diagnostic and prognostic tests for rheumatoid arthritis.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the marketing of Savella™ for the management of fibromyalgia, the expected benefits of the personalized medicine services, and the expected competitive and commercial advantages of offering these services to rheumatologists. Actual results could vary materially from those described as a result of a number of factors, including the risks involved with Cypress' ability to create a successful sales force and execute its marketing strategy, risks around market acceptance of Savella™ and our personalized medicine services and whether they will facilitate improved diagnostic, prognostic and therapeutic decision making for rheumatologists, risks involved with the development and commercialization of Cypress' product candidates and personalized medicine services, and other risks and uncertainties described in Cypress' most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                      CYPRESS BIOSCIENCE, INC.
               Condensed Consolidated Financial Data
                (In thousands except per share data)

Statement of Operations Data:

                                                    Quarter ended
                                                       March 31,
                                                 2009            2008
                                            --------------  --------------
                                                      (unaudited)

Revenues:
  Revenues from collaborative agreement     $        7,855  $       14,216
  Revenues from personalized medicine
   services                                              3               -
                                            --------------  --------------
Total revenues                                       7,858          14,216

Operating expenses:
  Cost of personalized medicine services               359               -
  Research and development                           7,238           2,670
  Selling, general and administrative               10,057           3,538
  In-process research and development                    -          12,590
                                            --------------  --------------
Total operating expenses                            17,654          18,798
                                            --------------  --------------

Interest income                                        635           1,701
                                            --------------  --------------

Net loss                                    $       (9,161) $       (2,881)
                                            ==============  ==============

Net loss per share - basic and diluted      $        (0.24) $        (0.08)
                                            ==============  ==============

Shares used in computing net loss per share
 - basic and diluted                                37,982          37,524
                                            ==============  ==============

Balance Sheet Data:

                                              March 31,      December 31,
                                                2009             2008
                                            --------------- ---------------
                                              (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                              $       160,363 $       145,495
  Other current assets                                1,481           1,214
  Goodwill                                           26,466          26,466
  Other non-current assets                            2,025           1,418
                                            --------------- ---------------
    Total assets                            $       190,335 $       174,593
                                            =============== ===============

Liabilities and Stockholders' Equity
  Current liabilities                       $         9,547 $         7,958
  Long-term liabilities                              27,807           6,720
  Stockholders' equity                              152,981         159,915
                                            --------------- ---------------
    Total liabilities and stockholders'
     equity                                 $       190,335 $       174,593
                                            =============== ===============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323